                                                                    EXHIBIT 10.6
                                RYDER TRS, INC.

                           1560 BROADWAY, SUITE 1800

                             DENVER, COLORADO 80202

March 19, 1998


To:    Ronald A. Rittenmeyer

From:  Jay Alix /s/ JAY ALIX

RE:    EXECUTIVE COMPENSATION PACKAGE

It is the intention of the Board of Directors (the "Board") of Ryder TRS, Inc. (the "Company") to provide its executives with a competitive compensation package which will ensure that the Company maintains the highest quality executive team. This compensation package includes your base salary, bonuses, stock options and executive benefits.

Your executive compensation package is outlined below and is effective March 1, 1998 (subject to the terms provided herein); it is tailored to you and therefore, SHOULD BE TREATED STRICTLY CONFIDENTIAL. Your compensation package is as follows:

A. POSITION: President and Chief Operating Officer of the Company with responsibility for all business activities and actions of the Company and reporting to the Chairman and Chief Executive Officer of the Company.

b. Base Salary: $400,000 per year, payable in accordance with the Company's regular payroll practices.

C. BONUS OPPORTUNITY: 100% of your base salary. The bonus program will be developed yearly and award levels determined by the business requirements.

D. EQUITY ARRANGEMENTS: In connection with your employment by the Company, you will purchase, in accordance with the terms of the Subscription, Option and Shareholders Agreement attached hereto as Exhibit A, 550 shares of Class C Common Stock of the Company for $1,000 per share. In connection with your purchase of these shares, you will be granted an option to purchase 550 additional shares of Class C Common Stock of the Company for $1,000 per share, subject to the terms and conditions of the Subscription, Option and Shareholders Agreement attached hereto as Exhibit A.

E.  LIFE INSURANCE:  2 times your annual base pay.

F.  BUSINESS ACCIDENT INSURANCE:  2 times your annual base pay.

G. ANNUAL PHYSICAL EXAMINATIONS: You will be reimbursed for an annual physical examination. You are encouraged but not required to use the Company medical network for your exam as this is covered by plan design. All physical examination expenses not covered in the plan will be covered.

H. COMPANY BENEFIT PLANS AND PERQUISITES: You will be entitled to participate in the current and future benefit plans sponsored for Company employees consistent with your position as an executive of the Company. You will receive the privileges and perquisites normally associated with your position with the Company and in accordance with past practice, including an executive office, parking, housing, air travel, local vehicle expense and business expense reimbursements for the duration of your employment. The Company understands and recognizes that you currently reside in Plano, Texas, and that you are not expected or obligated to change your residence in connection with your duties as provided herein. In accordance with its past practice, the Company will reimburse you for all travel expenses incurred by you in traveling from your residence to the Company or any other location in connection with the performance of your duties for the Company as provided herein. The Company further agrees to pay all expenses associated with the maintenance of and returning, at the end of your employment, your personal business furniture now located at the Company's offices in Denver, Colorado to Plano, Texas or such other location as you designate, including costs incurred for transportation, insurance, storage, set up fees, packing and unpacking.

I. EXECUTIVE SEVERANCE: If (i) your employment is terminated by the Company for reasons other than the conviction of, or a plea of no contest to, a felony punishable by a prison sentence of more than one year, (ii) you terminate your employment with the Company by resigning on or after October 1, 1998 (or such earlier date as agreed to by you and the Company), (iii) you terminate your employment by resigning following a reduction in base salary, a change to the existing Company's target maximum bonus percentage or formula and/or a reduction or change in the perquisites and privileges set forth in Paragraph (h) above, (iv) you terminate your employment by resigning following a requirement by the Company to relocate to a location more than 50 miles away from your current employment location or residence in Plano, Texas, or (v) you terminate your employment by resigning following a reduction in your title, duties, responsibilities or reporting relationships, then the Company shall pay you an amount equal to $900,000, payable in a lump sum cash payment within 5 days of employment termination, plus health care coverage required by Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), for a period of 24 months following termination. It is understood and agreed that if you do not resign following the occurrence of one or more of the events described in clauses
      (ii) through (v) of the preceding sentence which would entitle you to the benefits described therein, the failure to resign shall not result in a forfeiture or waiver of such benefits or otherwise impair your entitlement to such benefits as to any subsequent occurrence of any such event. In lieu of COBRA coverage, you may elect to receive the applicable cost of such coverage in a lump sum cash payment, to be paid within 5 days of termination. Prior to the closing (the "Closing") of the transactions contemplated by the Agreement and Plan of Merger dated as of March 4, 1998 by and among the Company, Questor Partners Fund, L.P., Questor Side-By-Side Partners, L.P., Madison Dearborn Capital Partners, L.P., Budget Group, Inc., and BDG Corporation (the "Merger"), the Company shall contribute $900,000 to a bank account (the "Account") to fund its obligations under this Paragraph. In establishing the Account, the Company shall use its reasonable commercial efforts to require that the Account provide that all disbursements shall require both your signature and the signature of Jay Alix (or in the event of Mr. Alix's death or disability, the signature of Robert E. Shields); provided, however, at such time as Mr. Alix reasonably determines (or in the event of Mr. Alix's death or disability, Mr. Shields reasonably determines) that no payments will be made to you as provided for in this Paragraph, the funds then held in the Account shall be returned to the Company without your signature. If the Company is unable to establish the Account on the terms set forth in the preceding sentence after using its reasonable commercial efforts, the Account shall provide that all disbursements shall require only the signature of either Mr. Shields or Mr. Alix.

In connection with the Merger, it is possible that the terms and provisions of Paragraphs (d) and (i) above may give rise to "parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In order that the benefits provided to you under Paragraphs (d) and (i) not give rise to a parachute payment, the benefits provided to you under such Paragraphs shall be subject to and conditioned upon the approval of the holders of record of at least 75% of the Company's outstanding voting common stock immediately prior to the Merger in a manner that complies with Section 280G(b)(5)(B) of the Code.

Ron, thank you in advance for your contributions to the Company. The creation of an independent company comes with much hard work, dedication and unique business talents. You are a valuable member of the leadership team; I look forward to continue working with you.


Accepted And Agreed To By:

/s/ RONALD A. RITTENMEYER      4/3/98
_______________________________________
Ronald A. Rittenmeyer           Date